Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS SECOND QUARTER 2019 RESULTS

Summary of Second Quarter 2019 Financial Results (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change

Operating Revenues	$2,599	$2,259	15.1%	$5,198	$4,268	21.8%
Income from operations	$444	$417	6.5%	$802	$89	NM
Cash provided by operating activities	$278	$171	62.6%	$519	$56	NM
Net Income (Loss)[1]	$266	$352	(24.4)%	$441	$(246)	NM
Commodity Margin[2]	$752	$694	8.4%	$1,531	$1,306	17.2%
Adjusted Unlevered Free Cash Flow[2]	$360	$334	7.8%	$779	$572	36.2%
Adjusted Free Cash Flow[2]	$203	$165	23.0%	$467	$240	94.6%
________

[1]	Reported as Net Income (Loss) attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

(HOUSTON, Texas) July 29, 2019 - Calpine Corporation today reported Net Income of $266 million for the second quarter of 2019 compared to $352 million in the prior year period. The key driver of the decrease in Net Income was an unfavorable period-over-period change in our income taxes resulting from the application of intraperiod tax allocation rules to our interim results. The period-over-period change in income taxes was partially offset by an increase in commodity revenue, net of commodity expense, which largely resulted from higher energy margins and the commencement of commercial operations at our 828 MW York 2 Energy Center in March 2019. Cash provided by operating activities for the second quarter of 2019 was $278 million compared to $171 million in the prior year period. The period-over-period increase in cash provided by operating activities was primarily due to an increase in commodity revenue, net of commodity expense.

Net Income for the first half of 2019 was $441 million compared to Net Loss of $246 million in the prior year period. The key drivers of the increase in Net Income were a period-over-period increase in commodity revenue, net of commodity expense, which largely resulted from higher energy margins and the commencement of commercial operations at our York 2 Energy Center in March 2019, and increased non-cash, mark-to-market earnings on our commodity hedge position for the first half of 2019 compared to the prior year period. Cash provided by operating activities for the first half of 2019 was $519 million compared to $56 million in the prior year period. The period-over-period increase in cash provided by operating activities was primarily due to an increase in commodity revenue, net of commodity expense, as previously discussed, as well as a decrease in working capital employed resulting from a period-over-period net decrease in margin posting requirements.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Variance	2019	2018	Variance
West	$251	$241	$10	$515	$426	$89
Texas	173	151	22	335	317	18
East	235	225	10	500	409	91
Retail	93	77	16	181	154	27
Total	$752	$694	$58	$1,531	$1,306	$225

West Region

Second Quarter: Commodity Margin in our West segment increased by $10 million in the second quarter of 2019 compared to the prior year period. Primary drivers were:

+	higher contribution from hedging activities resulting from lower market spark spreads, and

+	higher resource adequacy revenues.

Year-to-Date: Commodity Margin in our West segment increased by $89 million in the first half of 2019 compared to the prior year period. Primary drivers were:

+	higher market spark spreads in the first quarter of 2019 and higher resource adequacy revenues, and

+	the positive effect of a new contract associated with our Sutter Energy Center that became effective during the second quarter of 2018.

Texas Region

Second Quarter:  Commodity Margin in our Texas segment increased by $22 million in the second quarter of 2019 compared to the prior year period. Primary drivers were:

+	higher contribution from hedging activities, partially offset by

–	lower on-peak market spark spreads.

Year-to-Date: Commodity Margin in our Texas segment increased by $18 million in the first half of 2019 compared to the prior year period. Primary drivers were:

+	higher contribution from hedging activities during the second quarter of 2019, partially offset by

–	lower on-peak market spark spreads during the first half of 2019 and

–	higher revenue in the first quarter of 2018 associated with the sale of environmental credits with no similar activity in the current year period.

East Region

Second Quarter:  Commodity Margin in our East segment increased by $10 million in the second quarter of 2019 compared to the prior year period. Primary drivers were:

+	higher regulatory capacity revenue in ISO-NE and PJM,

+	higher contribution from hedging activities, and

+	commencement of commercial operations at our York 2 Energy Center in March 2019, partially offset by

–	lower market spark spreads.

Year-to-Date: Commodity Margin in our East segment increased by $91 million in the first half of 2019 compared to the prior year period. Primary drivers were:

+	higher regulatory capacity revenue in ISO-NE and PJM,

+	higher contribution from hedging activities, and

+	commencement of commercial operations at our York 2 Energy Center in March 2019, partially offset by

Calpine Reports Second Quarter 2019 Results
July 29, 2019

–	a gain associated with the cancellation of a PPA recorded during the first quarter of 2018 with no similar activity in the current year period.

Retail

Second Quarter:  Commodity Margin in our Retail segment increased by $16 million in the second quarter of 2019 compared to the prior year period, primarily driven by increased contribution from power and gas supply hedging activity during the second quarter of 2019 compared to the prior year period.

Year-to-Date:  Commodity Margin in our Retail segment increased by $27 million in the first half of 2019 compared to the prior year period, primarily driven by increased contribution from power and gas supply hedging activity during the first half of 2019 compared to the prior year period.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	June 30, 2019	December 31, 2018
Cash and cash equivalents, corporate(1)	$242	$141
Cash and cash equivalents, non-corporate	55	64
Total cash and cash equivalents	297	205
Restricted cash	262	201
Corporate Revolving Facility availability(2)	1,356	966
CDHI letter of credit facility availability(3)	61	49
Other facilities availability(4)	4	7
Total current liquidity availability(5)	$1,980	$1,428
____________

(1)	Our ability to use corporate cash and cash equivalents is unrestricted.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. On April 5, 2019, we amended our Corporate Revolving Facility to increase the capacity by approximately $330 million from $1.69 billion to approximately $2.02 billion.

(3)
Our CDHI letter of credit facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center. Pursuant to the terms and conditions of the CDHI credit agreement, the capacity under the CDHI letter of credit facility was reduced to $125 million on June 28, 2019. The decrease in capacity did not have a material effect on our liquidity as alternative sources of liquidity are available.

(4)	We have three unsecured letter of credit facilities with two third-party financial institutions totaling approximately $300 million at June 30, 2019.

(5)	Includes $85 million and $52 million of margin deposits posted with us by our counterparties at June 30, 2019 and December 31, 2018, respectively.

Liquidity was approximately $1.98 billion as of June 30, 2019. Cash, cash equivalents and restricted cash increased by $153 million during the first half of 2019, largely due to cash provided by operating activities, partially offset by capital expenditures on construction and growth projects and net repayments of debt.

Table 3: Cash Flow Activities (in millions)

	Six Months Ended June 30,
	2019	2018
Beginning cash, cash equivalents and restricted cash	$406	$443
Net cash provided by (used in):
Operating activities	519	56
Investing activities	(315)	(234)
Financing activities	(51)	69
Net increase (decrease) in cash, cash equivalents and restricted cash	153	(109)
Ending cash, cash equivalents and restricted cash	$559	$334

Cash provided by operating activities for the six months ended June 30, 2019 was $519 million compared to $56 million in the prior year period. The period-over-period increase was primarily due to higher income from operations, adjusted for non-cash items, that resulted largely from an increase in Commodity Margin, as previously discussed, and from a decrease in operating and maintenance expense and general and other administrative expense driven primarily by merger-related costs in the first quarter of 2018 that did not recur in the current year period. In addition, cash provided by operating activities also increased as a result of a decrease in working capital employed resulting from a period-over-period net decrease in margin posting requirements as well as a decrease in the purchase of environmental products inventory.

Cash used in investing activities was $315 million during the six months ended June 30, 2019 compared to $234 million in the prior year period. The increase was primarily related to higher capital expenditures on construction and growth projects incurred in the first six months of 2019 compared to the prior year period.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

Cash used in financing activities was $51 million during the six months ended June 30, 2019, primarily related to repurchases of our Senior Unsecured Notes and net repayments of our project financing, notes payable and other, partially offset by net borrowings under our Corporate Revolving Facility.
Portfolio Management
On July 10, 2019, we, through our indirect, wholly owned subsidiaries Calpine Holdings, LLC and Calpine Northbrook Project Holdings, LLC, completed the sale of 100% of our ownership interests in Garrison Energy Center LLC (“Garrison”) and RockGen Energy LLC (“RockGen”) to Cobalt Power, L.L.C. for approximately $360 million, subject to certain working capital adjustments and the execution of contracts. Garrison owns the Garrison Energy Center, a 309 MW natural gas-fired, combined-cycle power plant located in Dover, Delaware, and RockGen owns the RockGen Energy Center, a 503 MW natural gas-fired, simple-cycle power plant located in Christiana, Wisconsin.
At June 30, 2019, we have reclassified the assets and liabilities of Garrison Energy Center and RockGen Energy Center, which are part of our East segment, to current assets and liabilities held for sale on our Consolidated Condensed Balance Sheet, consisting primarily of property, plant and equipment, net, and finance leases, respectively. We recorded impairment losses of $40 million and $55 million during the three and six months ended June 30, 2019, respectively, associated with the sale to adjust the carrying value of the assets to reflect fair value less cost to sell.
Capital Allocation
On July 18, 2019, our board of directors approved a special cash dividend of $400 million to be paid to our parent, CPN Management, LP, which was funded with the proceeds from the sale of the Garrison and RockGen Energy Centers and cash on hand and paid on July 18, 2019.
Balance Sheet Management
During the first half of 2019, we repurchased $48 million in aggregate principal of our Senior Unsecured Notes for $44 million. In connection with the repurchases, we recorded approximately $4 million in gain on extinguishment of debt. Since the fourth quarter of 2018, we have cumulatively repurchased $438 million in aggregate principal of our Senior Unsecured Notes for $399 million.
On April 5, 2019, we entered into a $950 million first lien senior secured term loan (“2026 First Lien Term Loan”), which bears interest at LIBOR plus 2.75% per annum (with a 0% LIBOR floor) and matures on April 5, 2026. An aggregate amount equal to 0.25% of the aggregate principal amount of the 2026 First Lien Term Loan is payable at the end of each quarter with the remaining balance payable on the maturity date. We paid an upfront fee of an amount equal to 1.0% of the aggregate principal amount of the 2026 First Lien Term Loan, which is structured as original issue discount, and recorded approximately $7 million in debt issuance costs during the second quarter of 2019 related to the issuance of our 2026 First Lien Term Loan. The 2026 First Lien Term Loan contains substantially similar covenants, qualifications, exceptions and limitations as our First Lien Term Loans and First Lien Notes. We used the proceeds from our 2026 First Lien Term Loan to repay our 2019 First Lien Term Loan and a portion of our 2023 First Lien Term Loans with a maturity date in January 2023 and recorded approximately $3 million in loss on extinguishment of debt during the second quarter of 2019 associated with the repayment.
Also on April 5, 2019, we amended our Corporate Revolving Facility to increase the capacity by approximately $330 million from $1.69 billion to approximately $2.02 billion.
PG&E Bankruptcy
On January 29, 2019, PG&E and PG&E Corporation each filed voluntary petitions for relief under Chapter 11. We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Since the bankruptcy filing, we have received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which

Calpine Reports Second Quarter 2019 Results
July 29, 2019

PG&E has continued to provide service since its bankruptcy filing. We cannot predict the ultimate outcome of this matter and continue to monitor the bankruptcy proceedings.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 78 power plants in operation or under construction represents nearly 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 23 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and the extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Notes, First Lien Term Loans, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber attacks that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2018, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions)
Operating revenues:
Commodity revenue	$2,128	$2,121	$4,666	$4,517
Mark-to-market gain (loss)	467	131	523	(260)
Other revenue	4	7	9	11
Operating revenues	2,599	2,259	5,198	4,268
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,367	1,426	3,125	3,216
Mark-to-market (gain) loss	280	(57)	290	(77)
Fuel and purchased energy expense	1,647	1,369	3,415	3,139
Operating and maintenance expense	245	242	484	517
Depreciation and amortization expense	175	186	349	387
General and other administrative expense	34	31	66	91
Other operating expenses	19	19	38	56
Total operating expenses	2,120	1,847	4,352	4,190
Impairment losses	40	—	55	—
(Income) from unconsolidated subsidiaries	(5)	(5)	(11)	(11)
Income from operations	444	417	802	89
Interest expense	157	157	306	308
(Gain) loss on extinguishment of debt	3	—	(1)	—
Other (income) expense, net	5	62	28	69
Income (loss) before income taxes	279	198	469	(288)
Income tax expense (benefit)	9	(158)	19	(50)
Net income (loss)	270	356	450	(238)
Net income attributable to the noncontrolling interest	(4)	(4)	(9)	(8)
Net income (loss) attributable to Calpine	$266	$352	$441	$(246)

Calpine Reports Second Quarter 2019 Results
July 29, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2019	2018
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$297	$205
Accounts receivable, net of allowance of $8 and $9	806	1,022
Inventories	541	525
Margin deposits and other prepaid expense	276	315
Restricted cash, current	182	167
Derivative assets, current	202	142
Current assets held for sale	335	—
Other current assets	60	43
Total current assets	2,699	2,419
Property, plant and equipment, net	12,051	12,442
Restricted cash, net of current portion	80	34
Investments in unconsolidated subsidiaries	71	76
Long-term derivative assets	213	160
Goodwill	242	242
Intangible assets, net	370	412
Other assets	483	277
Total assets	$16,209	$16,062
LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$695	$958
Accrued interest payable	98	96
Debt, current portion	263	637
Derivative liabilities, current	165	303
Current liabilitites held for sale	22	—
Other current liabilities	470	489
Total current liabilities	1,713	2,483
Debt, net of current portion	10,461	10,148
Long-term derivative liabilities	119	140
Other long-term liabilities	463	235
Total liabilities	12,756	13,006

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.001 par value per share; authorized 5,000 shares, 105.2 shares issued and outstanding	—	—
Additional paid-in capital	9,584	9,582
Accumulated deficit	(6,101)	(6,542)
Accumulated other comprehensive loss	(129)	(77)
Total Calpine stockholder’s equity	3,354	2,963
Noncontrolling interest	99	93
Total stockholder’s equity	3,453	3,056
Total liabilities and stockholder’s equity	$16,209	$16,062

Calpine Reports Second Quarter 2019 Results
July 29, 2019

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2019	2018
	(in millions)
Cash flows from operating activities:
Net cash provided by operating activities	$519	$56
Cash flows from investing activities:
Purchases of property, plant and equipment	(304)	(231)
Other	(11)	(3)
Net cash used in investing activities	(315)	(234)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	941	—
Repayment of CCFC Term Loan and First Lien Term Loans	(942)	(21)
Repurchases of Senior Unsecured Notes	(44)	—
Borrowings under Corporate Revolving Facility	220	475
Repayments of Corporate Revolving Facility	(175)	(200)
Borrowings from project financing, notes payable and other	34	—
Repayments of project financing, notes payable and other	(77)	(66)
Distribution to noncontrolling interest holder	—	(3)
Financing costs	(8)	(12)
Stock repurchases	—	(79)
Shares repurchased for tax withholding on stock-based awards	—	(7)
Dividends paid(1)	—	(18)
Net cash (used in) provided by financing activities	(51)	69
Net increase (decrease) in cash, cash equivalents and restricted cash	153	(109)
Cash, cash equivalents and restricted cash, beginning of period	406	443
Cash, cash equivalents and restricted cash, end of period(2)	$559	$334

Cash paid during the period for:
Interest, net of amounts capitalized	$283	$284
Income taxes	$8	$10

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in account payable	$19	$(14)
Plant tax settlement offset in prepaid assets	$(4)	$—
Asset retirement obligation adjustment offset in operating activities	$(10)	$—
Garrison Energy Center, RockGen Energy Center and other property, plant and equipment, net, classified as current assets held for sale	$(335)	$—
Garrison Energy Center capital lease liability classified as current liabilities held for sale	$22	$—
____________

(1)
On March 8, 2018, we completed a merger with an affiliate of Energy Capital Partners and a consortium of other investors. Subsequent to this transaction, we paid certain merger-related costs incurred by CPN Management, LP, our direct parent.

(2)	Our cash and cash equivalents, restricted cash, current, and restricted cash, net of current portion, are stated as separate line items on our Consolidated Condensed Balance Sheets.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying second quarter 2019 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of maintenance capital expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our Board of Directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the three and six months ended June 30, 2019 and 2018 (in millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$278	$171	$519	$56
Add:
Maintenance capital expenditures(1)	(107)	(88)	(204)	(194)
Tax differences	(7)	(131)	(4)	(96)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	1	1	(6)	2
Capitalized corporate interest	(1)	(7)	(8)	(14)
Changes in working capital	46	183	166	425
Amortization of acquired derivative contracts	2	1	8	7
Other(2)	(9)	35	(4)	54
Adjusted Free Cash Flow	$203	$165	$467	$240
Add:
Cash interest, net(3)	151	162	300	319
Operating lease payments	6	7	12	13
Adjusted Unlevered Free Cash Flow	$360	$334	$779	$572

Net cash used in investing activities	$(163)	$(119)	$(315)	$(234)
Net cash provided by (used in) financing activities	$(74)	$(89)	$(51)	$69

Supplemental disclosure of cash activities:
Major maintenance expense and maintenance capital expenditures(4)	$143	$118	$268	$256
Cash taxes	$7	$6	$7	$10
Other	$1	$1	$1	$1
_________

(1)	Maintenance capital expenditures exclude major construction and development projects.

(2)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(4)
Includes $36 million and $30 million in major maintenance expense for the three months ended June 30, 2019 and 2018, respectively, and $107 million and $88 million in maintenance capital expenditures for the three months ended June 30, 2019 and 2018, respectively. Includes $64 million and $62 million in major maintenance expense for the six months ended June 30, 2019 and 2018, respectively, and $204 million and $194 million in maintenance capital expenditures for the six months ended June 30, 2019 and 2018, respectively.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the three and six months ended June 30, 2019 and 2018 (in millions):

	Three Months Ended June 30, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$153	$277	$154	$(140)	$—	$444
Add:
Operating and maintenance expense	84	66	72	33	(10)	245
Depreciation and amortization expense	60	54	48	13	—	175
General and other administrative expense	5	15	10	4	—	34
Other operating expenses	7	1	11	—	—	19
Impairment losses	—	—	40	—	—	40
(Income) from unconsolidated subsidiaries	—	—	(6)	1	—	(5)
Less: Mark-to-market commodity activity, net and other(1)	58	240	94	(182)	(10)	200
Commodity Margin	$251	$173	$235	$93	$—	$752

	Three Months Ended June 30, 2018
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$58	$314	$94	$(50)	$1	$417
Add:
Operating and maintenance expense	80	65	65	41	(9)	242
Depreciation and amortization expense	67	57	49	13	—	186
General and other administrative expense	5	13	8	5	—	31
Other operating expenses	8	3	8	—	—	19
(Income) from unconsolidated subsidiaries	—	—	(6)	1	—	(5)
Less: Mark-to-market commodity activity, net and other(1)	(23)	301	(7)	(67)	(8)	196
Commodity Margin	$241	$151	$225	$77	$—	$694

	Six Months Ended June 30, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$303	$359	$296	$(156)	$—	$802
Add:
Operating and maintenance expense	165	131	139	67	(18)	484
Depreciation and amortization expense	133	99	91	26	—	349
General and other administrative expense	12	27	19	8	—	66
Other operating expenses	16	3	19	—	—	38
Impairment losses	—	—	55	—	—	55
(Income) from unconsolidated subsidiaries	—	—	(12)	1	—	(11)
Less: Mark-to-market commodity activity, net and other(2)	114	284	107	(235)	(18)	252
Commodity Margin	$515	$335	$500	$181	$—	$1,531

Calpine Reports Second Quarter 2019 Results
July 29, 2019

	Six Months Ended June 30, 2018
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$69	$(264)	$186	$98	$—	$89
Add:
Operating and maintenance expense	170	145	136	81	(15)	517
Depreciation and amortization expense	134	133	94	26	—	387
General and other administrative expense	21	38	23	9	—	91
Other operating expenses	22	19	15	—	—	56
(Income) from unconsolidated subsidiaries	—	—	(12)	1	—	(11)
Less: Mark-to-market commodity activity, net and other(2)	(10)	(246)	33	61	(15)	(177)
Commodity Margin	$426	$317	$409	$154	$—	$1,306
_________

(1)	Includes $(19) million and $(19) million of lease levelization and $18 million and $25 million of amortization expense for the three months ended June 30, 2019 and 2018, respectively.

(2)	Includes $(35) million and $(35) million of lease levelization and $39 million and $53 million of amortization expense for the six months ended June 30, 2019 and 2018, respectively.

Calpine Reports Second Quarter 2019 Results
July 29, 2019

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total MWh generated (in thousands)(1)(2)	21,156	21,451	43,257	42,251
West	4,015	3,932	10,784	9,041
Texas	10,497	11,519	20,713	21,166
East	6,644	6,000	11,760	12,044

Average availability(2)	81.5%	80.8%	84.2%	84.2%
West	79.7%	78.3%	83.3%	82.6%
Texas	80.9%	86.2%	81.8%	85.7%
East	83.5%	77.1%	87.3%	83.9%

Average capacity factor, excluding peakers	41.6%	43.9%	43.9%	43.4%
West	26.6%	25.6%	35.9%	29.5%
Texas	54.3%	59.6%	53.9%	55.1%
East	41.8%	42.1%	39.1%	42.4%

Steam adjusted heat rate (Btu/kWh)(2)	7,338	7,387	7,305	7,356
West	7,526	7,533	7,391	7,345
Texas	7,149	7,124	7,110	7,121
East	7,571	7,832	7,596	7,780
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.